As filed with the Securities and Exchange Commission on March 21, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Cohu, Inc.
(Exact name of registrant as specified in its charter)

Delaware	95-1934119
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)
12367 Crosthwaite Circle, Poway, California 92064
(Address Of Principal Executive Offices)     (Zip Code)
Cohu, Inc. 2005 Equity Incentive Plan
(Full title of the plan)
John H. Allen
Vice President, Finance and Chief Financial Officer
Cohu, Inc.
12367 Crosthwaite Circle, Poway, California 92064
(Name and address of agent for service)
(858) 848-8100
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to	Amount to be	offering price per	aggregate offering	Amount of
be registered(1)	registered (1)	share (2)	price (2)	registration fee (2)
Common Stock, par value $1.00	3,000,000	$19.87	$59,610,000.00	$6,378.27

(1)	On May 10, 2005 Cohu, Inc.’s stockholders approved the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”). The 2005 Plan was adopted by Cohu’s Board of Directors on March 11, 2005. The 2005 Plan replaced Cohu, Inc.’s 1998 Stock Option Plan, 1996 Outside Directors Stock Option Plan, 1996 Stock Option Plan and 1994 Stock Option Plan (collectively the “Prior Plans”), which were all terminated and no new awards will be granted thereunder. The 2005 Plan’s share reserve initially equaled the share reserves remaining under each of the Prior Plans which, as of May 10, 2005 equaled 796,025 shares, and the number of stock options outstanding under all of the Prior Plans which, as of May 10, 2005, equaled 3,105,166 shares, which may, if such stock options are cancelled or forfeited unexercised, be again available for grant under the 2005 Plan. The 3,000,000 shares registered herein are less than the 3,901,191 shares initially reserved under the 2005 Plan as a result of stock option exercises during the period May 11, 2005 thru March 20, 2006 and an estimate of future stock option exercises that will further reduce the shares available for issuance under the 2005 Plan. Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933. The maximum offering price per share is based on the average of the high and low selling prices per share of Cohu, Inc. Common Stock on March 20, 2006, as reported on the Nasdaq National Market.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     Cohu, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:
     (a) The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s fiscal year ended December 31, 2005.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.
     (c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
     Not applicable
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the directors’ “duty of care”. While the relevant statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors’ duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.
     The Company has adopted provisions in its Amended and Restated Certificate of Incorporation which eliminate the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care. The bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware, the Company’s state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware Law. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.
Item 7. Exemption From Registration Claimed
     Not applicable.
Item 8. Exhibits
     See Exhibit Index
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California, on March 20, 2006.

COHU, INC.

By:	/s/ James A. Donahue

James A. Donahue
President and Chief Executive Officer

POWER OF ATTORNEY
     The officers and directors of Cohu, Inc. whose signatures appear below, hereby constitute and appoint James A. Donahue and John H. Allen, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their, her or his substitutes, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles A. Schwan	Chairman of the Board, Director	March 20, 2006
Charles A. Schwan

/s/ James A. Donahue	President, Chief Executive Officer and Director	March 20, 2006
James A. Donahue	(Principal Executive Officer)

/s/ John H. Allen	Vice President, Finance and Chief Financial Officer	March 20, 2006
John H. Allen	(Principal Financial and Accounting Officer)

/s/ James W. Barnes	Director	March 20, 2006
James W. Barnes

/s/ Harry L. Casari	Director	March 20, 2006
Harry L. Casari

/s/ Robert L. Ciardella	Director	March 20, 2006
Robert L. Ciardella

/s/ Harold Harrigian	Director	March 20, 2006
Harold Harrigian

EXHIBIT INDEX

Exhibit No.		Description
4.1		Amended and Restated Certificate of Incorporation of Cohu, Inc. incorporated herein by reference to Exhibit 3.1(a) from the Cohu, Inc. Form 10-Q for the quarterly period ended June 30, 1999.

4.1	(a)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cohu, Inc. incorporated herein by reference from the Cohu, Inc. Form S-8 filed June 30, 2000, Exhibit 4.1(a).

4.2		Amended and Restated Bylaws of Cohu, Inc. incorporated herein by reference to Exhibit 3.2 from the Cohu, Inc. Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 1996.

4.3
Rights Agreement dated November 15, 1996, between Cohu, Inc. and ChaseMellon Shareholder Services, L.L.C., as rights agent, incorporated herein by reference to Exhibit 4.1 from the Cohu, Inc. Form 8-K filed with the Securities and Exchange Commission on December 12, 1996.

5.1		Opinion re legality

23.1		Consent of Counsel (included in Exhibit 5.1)

23.2		Consent of Independent Registered Public Accounting Firm

24		Power of Attorney (included in signature page to this registration statement)

99.1
Cohu, Inc. 2005 Equity Incentive Plan, incorporated by reference from the Cohu, Inc. Definitive Proxy Statement for the 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 30, 2005.